ESCO TECHNOLOGIES

Exhibit 99.1

For more information contact:                             For media inquiries:
Patricia K. Moore                                         David P. Garino
Director, Investor Relations                              (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277


                  ESCO ANNOUNCES ACQUISITION OF HEXAGRAM, INC.

     St. Louis, MO, February 2, 2006 - ESCO Technologies Inc. (NYSE: ESE) today announced the acquisition of Hexagram, Inc. (Hexagram). The capital stock of Hexagram was acquired for cash consideration of $67.5 million and a potential working capital adjustment. The acquisition agreement also provides for contingent consideration of up to $6.3 million during the five year period following the acquisition if Hexagram exceeds certain sales targets.

     Hexagram is a well  established  RF fixed network  Automatic  Meter Reading
(AMR) company headquartered in Cleveland, Ohio. Hexagram's fixed network technology was first deployed in 1996, and currently provides AMR data from over one million endpoints. Hexagram's system is in service at over seventy-five utilities including installations at the water utility in the District of Columbia and at Wisconsin Public Service where it provides gas reads and operates alongside ESCO's Distribution Control Systems, Inc. (DCSI) electric AMR system. In addition, Hexagram has a contract with Pacific Gas and Electric Company (PG&E) covering 4.1 million gas meters with total anticipated revenues over the five year full deployment period of approximately $225 million. Hexagram's contract with PG&E, like DCSI's, is subject to a successful demonstration phase, Public Utility Commission approval and PG&E's full-scale deployment decision. Annual purchase order releases are anticipated on the PG&E program.

     Over the past three years Hexagram's annual revenue has been in the range of $20 to $35 million. Excluding amortization of identifiable intangible assets, the acquisition is not expected to have a material impact on earnings in fiscal 2006. Including amortization, the acquisition may be modestly dilutive to 2006 earnings.

     Hexagram will continue to be led by the existing management team, and Hexagram's founder, Larry Sears, will remain as a consultant to the company focused on helping Hexagram and ESCO shape their long-

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term AMR technology roadmaps.  Hexagram will operate as a stand-alone subsidiary of ESCO and will collaborate with DCSI and Nexus Energy Software, Inc., ESCO's other utility communications businesses, where there are opportunities to better support its customers by working together.

     In making the announcement, Vic Richey, Chairman and CEO, commented: "The addition of Hexagram not only more than doubles our served market in AMR but also allows us to offer a broader portfolio of products and technologies to satisfy the AMR needs of any utility. I have great confidence in the team at Hexagram and I am extremely excited about the opportunities created by this combination."

     Larry Sears, Hexagram's founder, stated: "By joining ESCO, Hexagram will gain valuable additional resources. These will allow us to expand our marketing, customer support, and product development activities, as well as maintain a creative and innovative environment for our employees."

     Statements in this press release regarding the Hexagram acquisition's impact on fiscal 2006 earnings, the impact of the acquisition on the Company's success in the AMR market, the total anticipated value and scope of the PG&E contract and any other statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the Federal Securities Laws. Investors are cautioned that such statements are only predictions, speak only as of the date of this release and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment, including but not limited to: actions by the California Public Utility Commission, PG&E's Board of Directors or PG&E's management impacting PG&E's AMI projects, the content of purchase order releases by PG&E, Hexagram's successful performance under the PG&E contract, technical difficulties, competition, changes in customers demands, intellectual property rights, termination for convenience of the PG&E contract, and the Company's successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company markets proprietary, special purpose communications systems and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's web site, www.escotechnologies.com.

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